UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

Versum Materials, Inc.

(Name of the Registrant as Specified In Its Charter)

Merck KGaA

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Below are excerpts of a call with investors of Merck KGaA, Darmstadt, Germany held on March 7, 2019.

Stefan Oschmann – Merck KGaA, Darmstadt, Germany - Chairman of Executive Board & CEO

. . . . . .

Before we dig into the details of our full year 2018 results, let me provide some views on our proposal of last week to acquire Versum Materials for $48 per share in cash.

It represents a superior offer to the previously announced merger between Versum and Entegris and a significant premium to Versum’s share price before our announcement.

This proposal benefits both our shareholders and Versum’s shareholders. We believe that an acquisition of Versum would create a deep and complementary portfolio of electronic materials, equipment and services for the semiconductor and display industry. It would expand our already strong footprint in the U.S. and add to the list of successful acquisitions we have made there, including Millipore in 2010 and Sigma-Aldrich in 2015.

We believe that we are the best home for the Versum business and we remain fully committed to the transaction. And unsurprisingly, we’ve been hearing from many Versum shareholders about our proposal.

I wanted to take this opportunity to address some of the questions we’ve been repeatedly asked in these conversations. The first question is, “Now that Versum has rejected your proposal, what are you going to do?” We think it is highly disappointing, both to us and to Versum shareholders that the board was dismissive of our proposal without giving any reasons. Ours is superior and compelling proposal, the market has said so and we remain committed to the transaction and have every intention of coming to an agreement with Versum and completing the acquisition. Second question, “Will you raise your offer price for Versum?” We believe our offer provides full and fair value for Versum, including a premium of 51.7% to the undisturbed trading price per Versum share on the trading day prior to the announcement of the Entegris transaction with Versum. It is clearly superior to Versum’s acquisition by Entegris.

Third, “Will you consider a tender offer if the Versum board refuses to engage with you?” Our response is, we have all options on the table for completing an acquisition of Versum, but it would be imprudent to speculate about that. We don’t have any further update to our proposal for Versum at this time.

. . . . . .

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com. Merck KGaA, Darmstadt, Germany assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Important Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Merck KGaA, Darmstadt, Germany has made for a business combination transaction with Versum Materials, Inc. (“Versum”) and its intention to solicit proxies in opposition to the proposed business combination transaction between Versum and Entegris, Inc. In furtherance of this proposal and subject to future developments, Merck KGaA, Darmstadt, Germany (and, if a negotiated transaction is agreed, Versum) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document Merck KGaA, Darmstadt, Germany, Versum or Entegris, Inc. may file with the SEC in connection with the proposed transaction. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY STATEMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive Proxy Statement will be delivered to the stockholders of Versum. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Merck KGaA, Darmstadt, Germany through the website maintained by the SEC at http://www.sec.gov.

Participants in Solicitation

Merck KGaA, Darmstadt, Germany and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock. Such participants have no substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting of Versum stockholders in connection with the proposed business combination transaction between Versum and Entegris, Inc. Additional information regarding the participants in the proxy solicitation will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.